Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals to Host Investor Meetings
Investor presentation will be available on corporate website.

OVERLAND PARK, Kan. (Feb. 21, 2017) – Compass Minerals (NYSE: CMP) announced today that Fran Malecha, CEO and president of the company, will be meeting with investors tomorrow, Feb. 22, and Thursday, Feb. 23, in Baltimore and Philadelphia. In connection with these meetings, the company will post an investor presentation by 8:30 a.m. ET on Feb. 22 on the company’s website at CompassMinerals.com/InvestorEvents. This presentation will include pro forma 2016 financial information for Produquímica Indústria e Comércio S.A., which the company acquired on October 3, 2016.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015 and 2016, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Media Contact	Investor Contact
Tara Hart	Theresa Womble
Manager of Corporate Affairs	Director of Investor Relations
+1.913.344.9319	+1.913.344.9362
PressRelations@compassminerals.com	InvestorRelations@compassminerals.com